                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only
/ / Definitive Additional Materials              (as permitted by Rule
/ / Soliciting Material Pursuant to              14a-6(e)(2))
    Rule 14a-11(c) or Rule 14a-12


                           1ST SOURCE CORPORATION
------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTIONS APPLIES:

------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------

    (3) Filing Party:

------------------------------------------------------------------------------

    (4) Date Filed:

------------------------------------------------------------------------------

                                                 [LOGO]
                                                     Post Office Box 1602
                                                     100 North Michigan Street
                                                     South Bend, Indiana 46634



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             AND PROXY STATEMENT

TO THE SHAREHOLDERS OF 1ST SOURCE CORPORATION

  The Annual Meeting of the Shareholders of 1st Source Corporation will be held at the 1st Source Bank Building, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana, on April 16, 1998, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

  1. ELECTION OF DIRECTORS. Election of one Director and reelection of three Directors for terms expiring in 2001.

  2. APPROVAL OF 1998 PERFORMANCE COMPENSATION PLAN. Adoption of a performance compensation plan for executive officers and other key employees of 1st Source and its subsidiaries under which the Executive Compensation Committee could make cash awards each year.

  3. OTHER BUSINESS. Such other matters as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on February 17, 1998, are entitled to vote at the meeting.

                                           By Order of the Board of Directors

                                                           Vincent A. Tamburo
                                                                    Secretary


South Bend, Indiana
March 6, 1998

-------------------------------------------------------------------------------
 PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, NEVERTHELESS, VOTE IN PERSON.
-------------------------------------------------------------------------------

                                                 [LOGO]
                                                     Post Office Box 1602
                                                     100 North Michigan Street
                                                     South Bend, Indiana 46634


                               PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation ("1st Source"), to be held on April
16, 1998, at 10:00 a.m. local time, at the 1st Source Bank Building, 4th
Floor Boardroom, 100 North Michigan Street, South Bend, Indiana. Only Shareholders of record at the close of business on February 17, 1998, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 17,450,797 shares were outstanding on the record date. Each Shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this Proxy Statement and the form of proxy to Shareholders is March 6, 1998. With respect to each matter to be acted upon at the meeting, abstentions on properly executed proxy cards will be counted for determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

  The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, telephone, and telegraph by directors, officers and regular employees of 1st Source without additional remuneration therefor.

                                 REVOCABILITY

  Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to Vincent A. Tamburo, Secretary, 1st Source Corporation, Post Office Box 1602, South Bend, Indiana 46634, or by voting in person at the meeting.

                       PERSONS MAKING THE SOLICITATION

  This solicitation is being made by the Board of Directors of 1st Source.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Ownership of beneficial owners of more than 5% of the Common Stock outstanding at February 17, 1998:

NAME AND ADDRESS                       TYPE OF OWNERSHIP         AMOUNT         % OF CLASS
----------------                       -----------------         ------         ----------
Ernestine M. Raclin                          Direct               173,341            .99%
100 North Michigan Street
South Bend, IN  46601                     Indirect<F1>          5,398,304          30.94
                                                                ---------          -----
                                             Total              5,571,645          31.93%
                                                                =========          =====
Christopher J. Murphy III                    Direct               527,576           3.02%
100 North Michigan Street
South Bend, IN  46601                     Indirect<F2>          1,160,763           6.65
                                                                ---------          -----
                                             Total              1,688,339           9.67%
                                                                =========          =====
1st Source Bank as Trustee                   Direct
for the 1st Source                                              1,111,282           6.37%
Corporation Employees'                                          =========          =====
Profit Sharing Plan and Trust

  <F1> Owned indirectly by Mrs. Raclin who disclaims beneficial ownership thereof. Most of these securities are held in trust. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren.

  <F2> Owned indirectly by Mr. Murphy who disclaims beneficial ownership thereof. The securities are held by Mr. Murphy's wife and children, or in trust for the benefit of his wife and children. Mr. Murphy is not a current income beneficiary of most of the trusts.

                    INTEREST OF CERTAIN PERSONS IN MATTERS
                               TO BE ACTED UPON

  The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, nor officer of 1st Source has any special interest in any matter to be voted upon other than (i) election to the Board of Directors and (ii) officers may have an interest in Proposal Number 2, relating to the 1998 Performance Compensation Plan, as described more fully herein. Directors, officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1 and for Proposal Number 2.

                  PROPOSAL NUMBER 1:  ELECTION OF DIRECTORS
                       DIRECTORS AND EXECUTIVE OFFICERS

  The last Shareholders' meeting at which directors were elected was held on April 17, 1997. At that meeting, 90.3% of the shares outstanding were represented in person or by proxy. Directors were voted upon separately. All directors received a majority of the votes cast.

  The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At this meeting, one (1) director is to be elected and three (3) directors are to be reelected to hold office until April, 2001, or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast. The following information is submitted for each nominee as well as each director and each non-director executive officer continuing in office.

                                                                                   BENEFICIAL OWNERSHIP
                                                                                 OF EQUITY SECURITIES<F1>
                                                                                 ------------------------
                                                                        YEAR
                                                                      IN WHICH
                                                                    DIRECTORSHIP     COMMON     % OF
NAME                                AGE   PRINCIPAL OCCUPATION<F3>    ASSUMED       STOCK<F2>   CLASS
----                                ---   ------------------------  ------------    ---------   -----

                                NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS

Term Expiring in April, 2001
Wellington D. Jones III             53    Executive Vice President,                  166,366     <F*>
                                          1st Source Corporation and
                                          1st Source Bank

                              NOMINEES FOR REELECTION TO THE BOARD OF DIRECTORS

Terms Expiring in April, 2001
Philip J. Faccenda                  68    General Counsel Emeritus,     1983         772,204    4.43%
                                          University of Notre Dame;
                                          Director, Hilb, Rogal &
                                          Hamilton

Daniel B. Fitzpatrick               40    Chairman, President,          1995          17,859     <F*>
                                          Chief Executive Officer
                                          and Director, Quality
                                          Dining, Inc. (quick
                                          service and casual dining
                                          restaurant operator)

Dane A. Miller, Ph.D.               52    President, Chief Executive    1987          15,506     <F*>
                                          Officer and Director,
                                          Biomet, Inc. (medical
                                          products and technology)

                                       DIRECTORS CONTINUING IN OFFICE

Terms Expiring in April, 1999
Lawrence E. Hiler                   52    President,                    1992           1,787     <F*>
                                          Hiler Industries, Inc.
                                          (metal castings)

Rex Martin                          46    Chairman, President and       1996           1,375     <F*>
                                          Chief Executive Officer,
                                          NIBCO, Inc. (copper
                                          and plastic plumbing parts
                                          manufacturer)


                                    3

                                                                                   BENEFICIAL OWNERSHIP
                                                                                 OF EQUITY SECURITIES<F1>
                                                                                 ------------------------
                                                                        YEAR
                                                                      IN WHICH
                                                                    DIRECTORSHIP     COMMON      % OF
NAME                                AGE   PRINCIPAL OCCUPATION<F3>    ASSUMED       STOCK<F2>   CLASS
----                                ---   ------------------------  ------------    ---------   -----
Christopher J. Murphy III           51    President and Chief           1972       1,688,339    9.67%
<F4>                                      Executive Officer,
                                          1st Source Corporation
                                          and 1st Source Bank;
                                          Director, Comair, Inc.
                                          and Quality Dining, Inc.

Ernestine M. Raclin                 70    Chairman of the Board,        1976       5,571,645   31.93%
<F4><F5>                                  1st Source Corporation
                                          and 1st Source Bank;
                                          Director, NIPSCO

Terms Expiring in April, 2000
Rev. E. William Beauchamp,          55    Executive Vice President,     1989             507      <F*>
C.S.C                                     University of Notre Dame

Paul R. Bowles                      60    Former Vice President,        1988           9,000      <F*>
                                          Clark Equipment Company
                                          (off-highway components
                                          and construction machinery
                                          manufacturing)

William P. Johnson                  55    Chairman and Chief            1996             800      <F*>
                                          Executive Officer,
                                          Goshen Rubber Co.,  Inc.
                                          (rubber and plastic parts
                                          manufacturer); Director,
                                          Coachman Industries, Inc.

Richard J. Pfeil                    65    Chairman and President,       1971          27,148      <F*>
                                          Koontz-Wagner Electric
                                          Company, Inc. (electrical
                                          equipment installer and
                                          supplier)

                                      NON-DIRECTOR EXECUTIVE OFFICERS
Richard Q. Stifel                   56    Executive Vice President,                   78,236      <F*>
                                          1st Source Bank


                                    4

                                                                                   BENEFICIAL OWNERSHIP
                                                                                 OF EQUITY SECURITIES<F1>
                                                                                 ------------------------
                                                                        YEAR
                                                                      IN WHICH
                                                                    DIRECTORSHIP     COMMON      % OF
NAME                                AGE   PRINCIPAL OCCUPATION<F3>    ASSUMED       STOCK<F2>   CLASS
----                                ---   ------------------------  ------------    ---------   -----
Allen R. Qualey                     45    Executive Vice President,                   41,106     <F*>
                                          1st Source Bank
                                          Prior thereto, Senior
                                          Vice President

Vincent A. Tamburo                  63    Senior Vice President,                      47,602     <F*>
                                          General Counsel and Secre-
                                          tary, 1st Source Corporation
                                          and 1st Source Bank

Larry E. Lentych                    51    Senior Vice President,                      43,407     <F*>
                                          Treasurer and Chief Financial
                                          Officer, 1st Source Corpo-
                                          ration and 1st Source Bank

All Directors and
Executive Officers
as a Group (16 persons)                                                            7,679,243   44.01%

<F*>   Represents holdings of less than 1%.

<F1>   Based on information furnished by the directors and executive officers as of February 17, 1998.

<F2>   The amounts shown include shares of Common Stock held directly or indirectly in the following amounts by spouses and other family members of the immediate households of the following directors, who disclaim beneficial ownership of such securities: Christopher J. Murphy III, 1,160,763 shares; Ernestine M. Raclin, 5,398,304 shares. Voting authority for 813,648 shares owned beneficially by Mr. Murphy and 3,799,096 shares owned beneficially by Mrs. Raclin is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts. Mr. Faccenda holds 745,875 shares in fiduciary capacity as Trustee of two (2) trusts for the benefit of Mrs. Raclin.

<F3>   The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held in other registered corporations are also disclosed.

<F4>   Mr. Murphy is the son-in-law of Mrs. Raclin.

<F5>   Consistent with the by-laws of 1st Source and past practice, Mrs.
       Raclin, having attained the age of 70, will be retiring from 1st Source's Board of Directors coincident with the 1998 Annual Meeting.

  Directors and officers of 1st Source and their associates were customers of and had transactions with 1st Source and its subsidiaries in the ordinary course of business during 1997; additional transactions are expected to take place in the ordinary course of business in the future.
All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.

  In 1987, 1st Source invested in a venture capital limited partnership after a presentation made by it to 1st Source and a group of 1st Source customers, directors and officers. As a result, 1st Source subscribed to a $500,000 limited partnership interest in the venture capital limited partnership for its own account. As an accommodation to Director Raclin and former directors Van E. Gates and Merlin J. Hanson, 1st Source subscribed to an additional $250,000 limited partnership interest for their account. 1st Source continues to own two-thirds (2/3) of this investment for its own account, and one-third (1/3) for these persons. As of December 31, 1993, the total
$750,000 subscription has been paid, $250,000 of which has been paid by the above-named persons.

  During 1992, 1st Source subscribed to a $600,000 limited partnership interest in a venture capital limited partnership for its own account. As an accommodation to Director Raclin and former Director Gates, 1st Source subscribed to an additional $150,000 limited partnership interest for their account. 1st Source continues to own 80% of this investment for its own account, and 20% for these persons. As of December 31, 1996, the total $750,000 subscription has been paid, $150,000 of which has been paid by the above-named persons. Each of these persons has paid to 1st Source, when due, all amounts required to be paid by 1st Source, under the subscription agreements for these persons' interest. 1st Source may engage in similar transactions with its customers, directors and officers in the future.

                          BOARD COMMITTEES

  1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of board members of both organizations. Executive, Audit, Human Resources and Executive Compensation Committee members are appointed annually after the Annual Meeting of Shareholders.

  EXECUTIVE COMMITTEE -- Members of the Executive Committee are Ernestine M. Raclin, Chairman; Paul R. Bowles, Philip J. Faccenda, Daniel B. Fitzpatrick, Rex Martin, Christopher J. Murphy III, and Richard J. Pfeil. The committee met one (1) time in 1997. The committee has the power to act for the Board of Directors between Board meetings subject to certain statutory limitations. The committee also carries out the functions of the Nominating Committee and will consider nominees for election to the Board of Directors recommended by Shareholders, if submitted in writing at least 120 days prior to the next Annual Meeting to be held on or about April 22, 1999. Nominations should be addressed to the attention of the Chairman, Executive Committee, c/o 1st Source Corporation.

  AUDIT COMMITTEE -- Members of the Audit Committee are Anne M. Hillman, 1st Source Bank Director, Chairman; Rev. E. William Beauchamp, Philip J. Faccenda, William P. Johnson, Rex Martin and Leo J. McKernan, 1st Source Directors; H. Thomas Jackson, David L. Lerman, John T. Phair and Elmer H. Tepe, 1st Source Bank Directors. The committee held four (4) meetings in 1997. The function of the Audit Committee is to review the scope and results of the audits by the internal audit staff and the independent accountants. The committee also reviews the adequacy of the accounting and financial controls and presents the results to the Board of Directors with respect to accounting practices and internal procedures. It also makes recommendations for improvements in such procedures.

  HUMAN RESOURCES COMMITTEE -- Members of the Human Resources Committee are Dane A. Miller, Chairman; Paul R. Bowles, Daniel B. Fitzpatrick, Lawrence E. Hiler and Richard J. Pfeil, 1st Source Directors; Terry L. Gerber, Hollis E. Hughes, Jr., Craig A. Kapson and Mark D. Schwabero, 1st Source Bank Directors. The committee held four (4) meetings in 1997. The purpose of the committee is to establish wage and benefit policies for 1st Source and its subsidiaries and to approve individual salary and benefit plans for the senior officers of 1st Source Bank.

  EXECUTIVE COMPENSATION COMMITTEE -- Members of the Executive Compensation Committee are Philip J. Faccenda, Chairman; Paul R. Bowles, Rex Martin and Richard J. Pfeil. The committee held three (3) meetings in 1997. The Executive Compensation Committee determines compensation for senior management personnel, reviews the Chief Executive Officer and manages the company's stock plans.

  MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTORS' COMPENSATION -- The Board of Directors held five (5) meetings in 1997. Incumbent directors who attended fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the board of 1st Source on which they served were Leo J. McKernan and Richard J. Pfeil. Directors receive fees in the amount of $6,000 per year, and $350 per board meeting and committee meeting attended. Committee chairpersons receive $400 per meeting. Total fees paid in 1997 were $170,000.

                      REMUNERATION OF EXECUTIVE OFFICERS

  The following tables set forth all aggregate remuneration accrued by 1st Source and its subsidiaries for 1997 for 1st Source's chief executive officer and each of 1st Source's other four most highly compensated executive officers.

                                                     SUMMARY COMPENSATION TABLE
                                                     ANNUAL                          LONG-TERM
                                                  COMPENSATION                     COMPENSATION
                                  -----------------------------------------  -------------------------
           (A)                    (B)      (C)       (D)           (E)           (F)           (G)               (H)
                                                                              SECURITIES
                                                               OTHER ANNUAL   UNDERLYING      LTIP            ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR   SALARY    BONUS<F3>   COMPENSATION  OPTIONS (#Sh) PAYOUTS<F3>    COMPENSATION<F4>
---------------------------       ----   ------    ---------   ------------  ------------- -----------    ----------------
Ernestine M. Raclin               1997  $260,000           -     $ 9,000            -               -         $13,989
Chairman of the Board             1996   258,462           -       7,500            -               -          13,080
1st Source and 1st Source Bank    1995   250,000           -       7,000            -               -          13,594

Christopher J. Murphy III<F1>     1997   414,515    $633,405      25,190            -        $217,463          13,989
President & CEO                   1996   389,077     105,300      24,114       48,675         169,936          13,080
1st Source and 1st Source Bank    1995   368,082     156,684      19,550            -         153,915          13,594

Wellington D. Jones III           1997   202,145     656,613       6,190            -          70,826          13,989
Executive Vice President          1996   188,500      33,750       6,633       18,838          55,805          13,080
1st Source and 1st Source Bank    1995   176,770      50,985       5,152            -          51,831          13,594

Richard Q. Stifel                 1997   152,461     207,505       4,133            -          43,771          13,989
Executive Vice President          1996   144,154      12,000       4,869       13,475          36,185          13,080
1st Source Bank                   1995   136,820      32,399       3,742            -          32,475          13,527

Allen R. Qualey<F2>               1997   145,385      34,050       2,536       11,000          36,278          13,989
Executive Vice President,
1st Source Bank


                                    8

<F1> Mr. Murphy's Employment Agreement (the "Agreement") provides for a
     $300,000 base salary, with annual increases of not less than 5% and cash bonus payments based on a formula which is computed in a manner similar to the awards to executives under the Executive Incentive Plan and Long-Term Executive Award Program. The Agreement was amended in February 1997 to permit gross-up payments necessary to cover possible excise tax payments by Mr. Murphy and to reimburse Mr. Murphy for legal fees that might be expended in enforcing Agreement provisions or contesting tax issues relating to the Agreement's parachute provisions. The Agreement is a five-year contract which is extended from year to year unless either party gives notice not to extend. In the event of his disability, the Agreement terminates and Mr. Murphy will receive his base salary for up to one year, in addition to other disability programs in effect for all officers of 1st Source. In the event of his death, 1st Source shall pay to the estate or other designated beneficiary a death benefit equal to three times his base salary and bonus paid in the preceding year, in addition to life insurance benefits. If Mr. Murphy terminates his employment because of any adverse change in his status as President or Director, resulting in a diminution of his duties, he shall continue to receive his base salary for a period of twelve months after such termination. If Mr. Murphy's employment terminates within one year of a change in control (which term includes any third party which becomes beneficial owner of 20% or more of the outstanding stock of 1st Source or any approval of any transaction which results in a disposition of substantially all of the assets of 1st Source), he shall receive severance pay in cash equal to 2.99 times his "Annualized Includable Compensation" (as defined under the Internal Revenue Code). The Agreement also contains restrictive covenants which provide, among other things, that Mr. Murphy not compete with 1st Source in bank or bank-related services for a twelve-month period, within certain designated counties of Indiana, after his termination of employment.

<F2> Mr. Qualey became an executive officer in 1997.

<F3> 1st Source has an Executive Incentive Plan (the "Plan") which is administered by the Executive Compensation Committee (the "Committee") of the Board. Awards under the Plan consist of cash and "Book Value" shares of Common Stock. "Book Value" shares are awarded annually on a discretionary basis and are subject to forfeiture over a period of five
     (5) years. The Plan shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. 1st Source may terminate or extend the Plan at any time.

     During February 1996 and March 1991, 1st Source granted special long-term incentive awards (the "Awards") to participants in the Executive Incentive Plan administered by the Committee. The 1996 Award was granted for the attainment of the company's long-term goals for 1995 which were set in 1990. The 1991 Award was granted for the attainment of the company's long-term return on assets goal for 1990, set in 1986. Both Awards were split between cash and 1st Source Common Stock valued at the market price at the time of the award. Such shares are subject to forfeiture over a period of ten (10) years. The first 10% of these shares was vested at the grant of the Award. Subsequent vesting requires
     (i) the participant to remain an employee of 1st Source and (ii) that 1st Source be profitable on an annual basis based on the determination of the Committee.

     1st Source also has a Restricted Stock Award Plan (the "Restricted Plan") for key employees. Awards under the Restricted Plan are made to employees recommended by the Chief Executive Officer and approved by the Committee. Shares awarded under the Restricted Plan are subject to forfeiture over a ten (10) year period. Vesting is based upon meeting certain criteria, including continued employment by 1st Source.


                                    9

     The bonus amounts represent the annual cash awards under the Plan. Vested stock under the Plan, the Awards and the Restricted Plan is included in the LTIP column. The value placed on "Book Value" shares is the book value per share as of December 31 of each year. The value placed on market value shares is market value as of December 31 of each year.
     Mr. Murphy receives this vested amount in cash.

     Unvested stock holdings under the Plan, the Awards and the Restricted Plan as of December 31, 1997, are as follows:

                                 BOOK VALUE   MARKET VALUE      CALCULATED
    NAME                           SHARES        SHARES           VALUE
    ----                         ----------   ------------      ----------
    Christopher J. Murphy III      33,289         10,949         $688,445
    Wellington D. Jones III        10,405          3,362          213,437
    Richard Q. Stifel               5,879          2,116          126,867
    Allen R. Qualey                 8,626          1,312          134,198

<F4> All amounts reported in the "All Other Compensation" column represent
     1st Source contributions to defined contribution retirement plans.

              EXECUTIVE INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
                                                             NUMBER OF       PERFORMANCE
                                                             BOOK VALUE     PERIOD UNTIL
NAME                                                         SHARES<F1>      PAYOUT<F2>
----                                                         ----------     ------------
Christopher J. Murphy III                                     10,619           5 years
Wellington D. Jones III                                        3,295           5 years
Richard Q. Stifel                                              1,964           5 years
Allen R. Qualey                                                3,054           5 years


<F1>  Mr. Murphy will receive his vested awards in cash.

<F2>  Vesting of awards is tied to 1st Source achieving a 8% annual increase in net income over the next five years. Twenty percent (20%) of the award vests each year based on attaining the performance.

                            PENSION PLAN BENEFITS

Annual pension benefits payable to executive officers under annuity contracts received from the terminated Pension Plan are as follows:

                                                 ANNUAL PENSION
                  NAME                              BENEFITS
                  ----                           --------------
                  Ernestine M. Raclin               $11,226
                  Christopher J. Murphy III          17,078
                  Wellington D. Jones III             6,694
                  Richard Q. Stifel                   3,879

                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

During 1997, Mr. Murphy served as a member of the compensation committee of Quality Dining, Inc. Director Fitzpatrick is an executive officer of Quality Dining, Inc.

                   EXECUTIVE COMPENSATION COMMITTEE REPORT

  1st Source officers are reviewed once a year by their immediate supervisor. The review covers a variety of management and professional characteristics and performance relative to individual, group, and company goals.

  The performance review is an integral part of 1st Source's Salary Administration Program. All positions are rated and placed in a salary range. Annually, with our approval, management establishes a salary performance grid that sets the range of merit increases that may be given to officers depending on their review and their respective position (lower, middle or upper third) in their respective salary range.

  The categories of performance under the Company's review program are:

      * Substantially and consistently exceeds job requirements;
      * Often exceeds job requirements;
      * Meets and sometimes exceeds job requirements;
      * Meets some job requirements, improvement is required; and
      * Does not meet minimal job requirements.

  Management awards salary increases as determined under the guidelines of the Salary Administration Program in conformance with the salary performance grid and the annual budget.

  All of the officers reported herein, including Mr. Murphy, are under the 1st Source Salary Administration Program. In his case, he is evaluated by us against a series of objectives set in the Company's annual budget plan and in its long-term strategic plan as annually approved by our full Board. We reviewed Mr. Murphy's salary in September 1997. We reviewed his performance relative to achieving 1996's goals and his progress toward 1997's. The Company had exceeded its quantitative objectives in 1996 and met most of its qualitative objectives as well. We determined that Mr. Murphy's performance "substantially and consistently exceeds job requirements" and he was therefore eligible to receive a 6% to 8% base salary increase.

  In addition to using the company's Salary Administration Program, we compared Mr. Murphy's compensation, both base salary and bonus, with compensation levels for CEO's of bank holding companies of comparable size and performance in the Midwest and nationally. We reviewed compensation comparisons and bank performance data prepared by Ben S. Cole Financial Corporation, the Bank Administration Institute, Sheshunoff and Company, Wyatt Company, and the Indiana Bankers Association. Based on these factors, we increased Mr.
Murphy's base salary 6.2% in September 1997.

  Bonuses under 1st Source's Executive Incentive Plan are determined annually following the close of the year. The bonus is calculated based on the officer's "partnership level" adjusted for the Company's performance relative to plan and for the individual's performance relative to weighted objectives set at the beginning of the year. In Mr. Murphy's case, the base bonus calculation is 20% of his salary. For each 1% that the company varies from its profit plan for the year, the base bonus is adjusted up or down by 2.5%.

  Once the base bonus is calculated, an officer can receive 100% to 300% of the amount depending on their individual performance. As with all Executive Incentive Plan participants, the reviewer assesses performance relative to an agreed upon set of objectives. In Mr. Murphy's case, these are the annual business objectives and the Company's long-term goals as approved by the Board. In 1997, the Company expanded its branch network, generally exceeded its annual financial and credit quality goals and generally met its qualitative goals. Accordingly, Mr. Murphy was awarded a bonus of $236,810 for 1997's performance.

  Under the Company's Executive Incentive Plan, 50% of this bonus will be paid in cash in March 1998 to Mr. Murphy. The other 50% is subject to forfeiture over the next five (5) years. The forfeiture lapses ratably for each year
Mr. Murphy remains with the Company and for each year or period of years the Company grows its net income by a minimum of 8% per year. During this period, the "at risk" portion of the bonus is delineated in book value stock but is paid in cash to Mr. Murphy as the forfeiture lapses. The Company's Executive Incentive Program limits bonuses, at time of award, to 75% of salary.

  In addition, the Executive Compensation Committee awarded Mr. Murphy, Mr. Jones and Mr. Stifel special cash bonuses in December 1997 and January 1998 in recognition of the growth in shareholder value by over 60% in 1997 and the consistent performance that 1st Source has achieved over the past five (5) years. Those efforts have resulted in the significant expansion of the Company's retail branch network and other business enterprises without adversely affecting credit quality. This has been reflected in the Company's stock and financial performance in comparison to its peer bank holding companies. Mr. Murphy, Mr. Jones and Mr. Stifel were awarded bonuses of $515,000, $619,875, and $185,603, respectively.

  Mr. Qualey was granted stock options in conjunction with his election to Executive Vice President.

                       EXECUTIVE COMPENSATION COMMITTEE
                         Philip J. Faccenda, Chairman
                                Paul R. Bowles
                                  Rex Martin
                               Richard J. Pfeil

                                        OPTIONS GRANTS IN LAST FISCAL YEAR
                                     INDIVIDUAL GRANTS
       (A)                                 (B)              (C)            (D)            (E)         (F)
                                          NUMBER OF      % OF TOTAL
                                         SECURITIES       OPTIONS
                                         UNDERLYING      GRANTED TO      EXERCISE                     GRANT
                                          OPTIONS        EMPLOYEES        PRICE       EXPIRATION       DATE
NAME                                     GRANTED<F1>   IN FISCAL YEAR    ($/SHARE)       DATE         VALUE<F2>
----                                     -----------   --------------    ---------    ----------      ---------
Allen R. Qualey                            11,000           100%           $19.77      4/17/2007       $82,271



<F1>  The options will vest evenly at 2,200 shares per year over the next 5 years, beginning April 17, 1998. Options are subject to a three-year holding period after exercise.

<F2>  Grant date values have been determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present value for these grants were as follows: dividend yield of 1.36%; expected volatility of 24.73%; risk-free interest rate of 6.83%; and expected life of 7.36 years.


                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND DECEMBER 31, 1997 OPTION VALUES

         (A)                         (B)            (C)                 (D)                         (E)
                                                                     NUMBER OF              VALUE OF UNEXERCISED
                                                               SECURITIES UNDERLYING            IN-THE-MONEY
                                                               UNEXERCISED OPTIONS AT            OPTIONS AT
                                                                 DECEMBER 31, 1997           DECEMBER 31, 1997
                               SHARES ACQUIRED     VALUE
NAME                             ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                           ---------------   --------   -----------   -------------  -----------  -------------
Christopher J. Murphy III          103,417      $2,711,985    300,088        38,940      $6,370,993     $540,767
Wellington D. Jones III             86,729       2,019,492      1,238        17,600          17,185      244,414
Richard Q. Stifel                   30,008         640,425     16,862        10,780         295,845      149,704
Allen R. Qualey                          -               -     27,309        22,000         495,994      254,009

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN<F*>
                    AMONG 1ST SOURCE, NASDAQ MARKET INDEX
                          AND PEER GROUP INDEX<F**>


                                  [GRAPH]

                                 31-DEC-92   31-DEC-93   31-DEC-94   31-DEC-95   31-DEC-96   31-DEC-97
1st Source                          100         102         121         171         190         313
NASDAQ Index                        100         120         126         163         203         248
Peer Group                          100         104          97         142         188         297


 <F*> Assumes $100 invested on December 31, 1992, in 1st Source Corporation common stock, NASDAQ market index, and peer group index

<F**> The peer group is a market-capitalization-weighted stock index of banking companies in Indiana, Illinois, Michigan, Ohio, and Wisconsin

NOTE: Total return assumes reinvestment of dividends

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source
Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year, except that an initial report of ownership was filed late by Mr. Qualey.

                               PROPOSAL NUMBER 2
                APPROVAL OF 1998 PERFORMANCE COMPENSATION PLAN

  On February 19, 1998, the Executive Committee, acting on behalf of 1st Source's Board of Directors, adopted, subject to shareholder approval, the 1998 Performance Compensation Plan (the "Plan"). The Plan, upon approval, will be effective as of February 19, 1998.

  The purpose of the Plan is to promote the interests of 1st Source and its shareholders through the attraction and retention of executive officers and other key employees (the "Employees"), to motivate the Employees using performance-related incentives linked to performance goals, and to enable the Employees to share in the growth and success of 1st Source.

  Within the parameters of the Plan the Committee administering the Plan may in its sole and complete discretion grant awards to Employees each year.

  The Plan will be administered by the Executive Compensation Committee (the "Committee") of 1st Source's Board of Directors, which will consist of two or more members. The Committee will have the sole, final and conclusive authority to administer, construe and interpret the Plan. All members of the committee must be non-employee, outside directors as defined in applicable IRS regulations.

  Participants will include full-time employees of 1st Source or its subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, 1st Source and its subsidiaries. The maximum annual award under this Plan to any single Employee will not exceed $5 million in any year.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), permits the deduction of "performance-based compensation." Performance-based compensation is compensation that is paid solely on account of the attainment of one or more preestablished, objective performance goals. It is 1st
Source's intention with respect to awards made to named executive officers under the Plan that such awards will be deemed to be performance-based compensation and therefore deductible by 1st Source. Payment of awards will not be contingent upon 1st Source's ability to deduct the award. The
Committee may elect to make nondeductible awards if, in its judgment, such awards benefit the interests of 1st Source and its shareholders.

  Any awards made to Employees under the Plan will be performance-based compensation subject to the attainment of one or more preestablished objective performance goals including one or more of the following criteria:
(i) net income, (ii) pre-tax income, (iii) earnings per share, (iv) return on equity, (v) return on assets, (vi) Economic Value Added and/or increase in Economic Value Added, (vii) increase in the market price of 1st Source's common stock, (viii) total shareholder return (stock price appreciation plus dividends), and (ix) the performance of 1st Source in any of the items mentioned in clauses (i) through (viii) in comparison to the average performance of companies combined into a 1st Source-constructed peer group.

  All performance measures, formulas and determination of eligibility for a performance period will be established by the Committee in writing no later than ninety (90) days after the beginning of the performance period or by such other date as may be permitted under the Code. Performance measures may be based on one or more of the business criteria listed above. No performance measures will allow for any discretion by the Committee to increase any award, but discretion to lower awards is permissible. The payment of any award under the Plan to an Employee will be contingent upon written certification by the Committee prior to any such payment that the applicable performance measure(s) relating to the award have been satisfied.

  The Plan will have no termination date, unless otherwise required by law or otherwise terminated by the Committee. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, but it may not adversely affect the rights of any Employee under an award. Any material amendment will require shareholder approval. A copy of the Plan is attached hereto as Exhibit A.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE 1998 PERFORMANCE COMPENSATION PLAN.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The financial statements of 1st Source are audited annually by independent accountants. For the year ended December 31, 1997, and the eight (8) preceding years, the audit was performed by Coopers & Lybrand, L.L.P., South Bend, Indiana. Representatives of the firm of Coopers & Lybrand, L.L.P., will be available to respond to questions during the Annual Meeting. These representatives have indicated that they do not presently intend to make a statement at the Annual Meeting. 1st Source plans to select its independent accountants for the year ending December 31, 1998 in July 1998.

                        PROPOSALS OF SECURITY HOLDERS

  Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source
Corporation, on or before November 5, 1998.

                            ADDITIONAL INFORMATION

  As to the proposals presented for approval, a plurality of the shares voted is required for approval.

  COPIES OF 1ST SOURCE'S MOST RECENT FORM 10-K WILL BE PROVIDED, WITHOUT CHARGE, ON WRITTEN REQUEST TO: TREASURER, 1ST SOURCE CORPORATION, POST OFFICE BOX 1602, SOUTH BEND, INDIANA 46634.

  A copy of 1st Source's Annual Report is furnished herewith to Shareholders for the calendar year ended December 31, 1997, containing financial statements for such year. The financial statements and the Report of Independent Accountants are incorporated by reference in this Proxy Statement.

                                         By order of the Board of Directors,


                                                          Vincent A. Tamburo
                                                                   Secretary

Dated March 6, 1998

                                  EXHIBIT A
                            1ST SOURCE CORPORATION
                      1998 PERFORMANCE COMPENSATION PLAN

                                  SECTION 1
                                   PURPOSE
                                   -------

  The purpose of the 1st Source Corporation ("Company") 1998 Performance Compensation Plan ("Plan") is to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers and other key employees ("Employees") essential to the success of the Company and its subsidiaries; (ii) motivation of Employees using performance-related incentives linked to longer range performance goals and the interests of Company shareholders; and (iii) enabling of the Employees to share in the long term growth and success of the Company.

                                   SECTION 2
                                ADMINISTRATION
                                --------------

  The Plan will be administered by the Executive Compensation Committee ("Committee") of the Board of Directors of the Company, which will consist of two or more members.

  The Committee will have the sole, final and conclusive authority to administer, construe and interpret the Plan. All members of the Committee must be non-employee, outside directors as defined in applicable IRS Regulations.

                                  SECTION 3
                                 ELIGIBILITY
                                 -----------

  The Committee in its sole and complete discretion will select full-time Employees of the Company and its subsidiaries, who in its opinion, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries. No non-employee director of the Company will be eligible to participate under the Plan. No member of the Committee will be eligible to participate under the Plan.

                                  SECTION 4
                              GRANTS AND AWARDS
                              -----------------

  Any awards made to Employees under the Plan will be performance-based compensation ("Awards") subject to the attainment of pre-established objective performance goals, including one or more of the following criteria:
(i) net income; (ii) pre-tax income; (iii) earnings per share; (iv) return on equity; (v) return on assets; (vi) Economic Value Added and/or increase in Economic Value Added; (vii) increase in the market price of the Company's common stock; (viii) total shareholder return (stock price appreciation plus dividends); and (ix) the performance of the Company in any of the items mentioned in clauses (i) through (viii) in comparison to the average performance of companies combined into a Company-constructed peer group.

  All performance measures, formulas and determination of eligibility for a performance period will be established by the Committee in writing no later than ninety (90) days after the beginning of the performance period or by such other date as may be permitted under Section 162(m) of the Internal Revenue Code of 1986 and the regulations. Performance measures may be based on one or more of the business criteria listed herein. No Award to any single Employee will exceed $5 million in one calendar year. No performance measures will allow for any discretion by the Committee to increase any Award, but discretion to lower Awards is permissible. The payment of any Award under the Plan to an Employee with respect to a relevant performance period will be contingent upon certification by the Committee prior to any such payment that the applicable performance measure(s) relating to the Award have been satisfied. Payment of the award will not be conditioned upon it being deductible by the Company. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Award, and the Board may amend the plan in any such respects, as may be required to satisfy the requirements of Section 162(m) of the Internal Revenue Code (or any successor or similar rule relating thereto).

  If an Employee's employment with the Company is terminated by reason of death or total and permanent disability that occurs before the end of a Performance Period, the Employee will be entitled to a pro rata award based upon the number of days elapsed at the time of termination. The amount of any Award due a deceased Employee will be paid to the beneficiary designated by the Employee in writing to the Company, or if none, the Employee's Estate.

                                  SECTION 5
                            NO EMPLOYMENT CONTRACT
                            ----------------------

  The Plan is not and is not intended to be an employment contract with respect to any of the Employees, and the Company's rights to continue or to terminate the employment relationship of any Employee will not be affected by the Plan.

                                  SECTION 6
                          AMENDMENT AND TERMINATION
                          -------------------------

  The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, but it may not adversely affect the rights of any Employee under an award. Any material amendment will require shareholder approval.

                                  SECTION 7
                                  INDEMNITY
                                  ---------

  Each person who is or will have been a member of the Board of Directors or the Committee will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such persons in settlement thereof with the Company's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against them, provided they will give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company Articles of Incorporation or Code of By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                                  SECTION 8
                               EXPENSES OF PLAN
                               ----------------

  The expenses of administering the Plan will be borne by the Company.

                                  SECTION 9
                                  SUCCESSORS
                                  ----------

  The Plan will be binding upon the successors and assigns of the Company.

                                  SECTION 10
                               TAX WITHHOLDING
                               ---------------

  The Company will have the right to withhold from the payment of any Award the amount of any federal, state or local taxes which the Company is required to withhold.

                                  SECTION 11
                           GOVERNING LAW AND NOTICE
                           ------------------------

  The Plan, and its rules, rights, agreements and regulations, will be governed, construed, interpreted and administered solely in accordance with the laws of the State of Indiana. In the event any provision of the Plan will be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination will not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan overall, which will remain in full force and effect as if the Plan has been absent the invalid, illegal or unenforceable provision or portion thereof.

  Unless otherwise specifically provided herein, any notice to be given to the Committee under the Plan will be given in writing and will be deemed delivered for all purposes of the Plan if personally delivered to a member of the Committee or mailed to such Committee addressed to the Company by postpaid, certified United States mail.

                                  SECTION 12
                     EFFECTIVE DATE AND DURATION OF PLAN
                     -----------------------------------

  The Plan was adopted on February 19, 1998, by the Executive Committee of the Board of Directors of the Company and will be effective as of that date, subject to shareholder approval at the annual shareholders meeting of the Company to be held in South Bend, Indiana, on April 16, 1998. The Plan will have no termination date, unless otherwise required by law or otherwise terminated by the Committee.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ernestine M. Raclin, Christopher J. Murphy III, and Vincent A. Tamburo and each of them Proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held on April 16, 1998 and at any and all adjournments thereof.

1. ELECTION OF DIRECTORS.

/ / FOR all nominees listed below            / / WITHHOLD AUTHORITY to vote
    (except as marked to the contrary)           for all nominees listed below.

INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through or otherwise strike the nominee's name in the list below.

TERMS EXPIRE APRIL, 2001:   Philip J. Faccenda         Daniel B. Fitzpatrick
                            Wellington D. Jones III    Dane A. Miller, Ph.D.

2. APPROVAL OF 1998 PERFORMANCE COMPENSATION PLAN.

/ /  FOR                / /  AGAINST             / /  ABSTAIN

3. SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                                                 [LOGO]
                                                     Post Office Box 1602
                                                     South Bend, Indiana 46634

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Please sign exactly as shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                   ------------------------------------------------
                     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                        PROMPTLY USING THE ENCLOSED ENVELOPE.
                   ------------------------------------------------


              -----------------------------------------------------------------
              SIGNATURE


              -----------------------------------------------------------------
              SIGNATURE IF HELD JOINTLY


              DATED: ----------------------------------------------------, 1998

                                 APPENDIX

  Page 15 of the printed proxy contains a stock price performance graph. The information contained in the graph has been presented in a format that may be processed by the EDGAR System.